Suite 1120, Cathedral Place,
925 West Georgia Street
Vancouver, British Columbia,
Canada V6C 3L2
Tel: (604) 687-6600
Toll Free: 1-888-411-GOLD
Fax: (604) 687-3932
Email: info@aurizon.com
www.aurizon.com
Toronto Stock Exchange Ticker Symbol ARZ NYSE MKT Ticker Symbol AZK U.S. Registration (File 001-31893) News Release Issue No. 23 - 2013

May 2, 2013
FOR IMMEDIATE RELEASE

AURIZON REPORTS MINOR DISCHARGE AT TAILINGS FACILITY AT CASA BERARDI MINE

Vancouver, British Columbia, May 2, 2013 – Aurizon Mines Ltd. (TSX:ARZ)(NYSE MKT:AZK) (“Aurizon” or the “Company”) reports that during a routine evening inspection of the tailing ponds on Wednesday, May 1, 2013, at the Casa Berardi Mine, located approximately 95 kilometres north of the town of La Sarre, in the Abitibi region of northwestern Quebec, it was discovered that there was a breach of an internal tailings dyke which resulted in a surge of liquids and suspended solids over the external tailings dyke. A majority of the material was contained inside the tailings pond containment area and no further discharges into the environment have occurred. The Casa Berardi Mine has four tailings containment ponds and the material flowed from one tailings pond into another tailings pond, neither of which are in use for current operations.

On visual inspection by Aurizon personnel, a residual film of material has affected a limited surface area outside the external dyke.

Environmental authorities were immediately notified and are presently on site. We do not expect there will be any impact on operations.

About Aurizon

Aurizon is a gold producer with a growth strategy focused on developing its existing projects in the Abitibi region of north-western Quebec, one of the world's most favourable mining jurisdictions and prolific gold and base metal regions, and by increasing its asset base through accretive transactions. Aurizon shares trade on the Toronto Stock Exchange under the symbol "ARZ" and on the NYSE MKT under the symbol "AZK". Additional information on Aurizon and its properties is available on Aurizon's website at www.aurizon.com.

FOR MORE INFORMATION CONTACT:

Aurizon Mines Ltd.

George Paspalas, President & CEO – 604-687-6600

Martin Bergeron Vice President Operations – 819-874-4511 or 819-339-5621

Investor Relations: jennifer.north@aurizon.com

Telephone: 604-687-6600 Fax: 604-687-3932

Toll Free: 1-888-411-GOLD (4653)
Email: info@aurizon.com Website: www.aurizon.com

Media: Longview Communications Trevor Zeck (604) 375-5941 or Nick Anstett (416) 649-8008